FORM OF

CHANGE IN CONTROL SEVERANCE AGREEMENT

               THIS CHANGE IN CONTROL SEVERANCE AGREEMENT (this “Agreement”) is made on and as of this 27th day of November, 2007, by and between Parke Bancorp, Inc. (“Company”), a corporation organized under the laws of the state of New Jersey which serves as a bank holding Company, with its principal office at 601 Delsea Drive, Sewell, New Jersey 08080, Parke Bank (“Bank”), a banking corporation organized under the laws of the state of New Jersey, with its principal office at 601 Delsea Drive, Sewell, New Jersey 08080, and [Elizabeth Milavsky, Robert Kuehl, Paul Palmieri, and David Middlebrook] (the “Executive”).

WHEREAS, the Executive is, as of the date of this Agreement, employed by the Company and the Bank, a wholly owned subsidiary of the Company, as Senior Vice President (“Officer Position”); and

WHEREAS, the Board of Directors of the Bank believes that the Executive has worked, and will continue to work, diligently in his position in pursuing the business objectives of the Bank to the direct benefit of the Company and its shareholders;

WHEREAS, the Board believes that, if the Company receives any proposal from a third-party concerning a possible business combination with, or the acquisition of equity securities of, the Company, it is imperative that the Company and its Board be able to rely upon the Executive to continue in his position with the Company and the Bank, and that the Board be able to receive and rely upon his advice, if they request it, as to the best interests of the Company and its shareholders, without concern that the Executive might be distracted by the personal uncertainties and risks created by such a proposal; and

WHEREAS, to achieve that goal, and to retain the Executive’s services as an executive employee of the Company and the Bank prior to and through the occurrence of a Change in Control, as defined in this Agreement, the Company, the Bank and the Executive have, with the full support and concurrence of the Board of Directors of each of the Company and the Bank, agreed to enter into this Agreement to provide to the Executive certain benefits in the event that he is terminated as an executive employee of the Company or the Bank in conjunction with or after a Change in Control of the Company or the Bank.

NOW THEREFORE, in order to assure the Company and the Bank that they will have the continued dedication of the Executive and the availability of his ongoing advice and counsel notwithstanding the possibility, threat or occurrence of a change in the control or ownership of the Company or the Bank, and to induce the Executive to remain in the employ of the Company and the Bank, the Company, the Bank and the Executive, each intending to be legally bound hereby, agree as follows:

1.	Definitions.

a.

Cause. For purposes of this Agreement, “Cause”, with respect to the termination by the Employer of the Executive’s employment shall mean (i) the willful and continued failure by the Executive to perform his duties for the Employer under this Agreement after at least one warning in writing from the Board of Directors of the Employer identifying specifically any such failure; (ii) willful misconduct of any type by the Executive, including, but not limited to, the disclosure or improper use of confidential information under Section 11 of this Agreement, which causes material injury to the Company or any of its subsidiaries or affiliates, as specified in a written notice to the Executive from the Board of Directors of the Employer; or (iii) the Executive’s conviction of a crime (other than a traffic violation), habitual drunkenness, drug abuse, or excessive absenteeism, after a warning (with respect to drunkenness or absenteeism only) in writing from the Board of Directors of the Employer to refrain from such behavior. No act or failure to act on the part of the Executive shall be considered to have been willful for purposes of clause (i) or (ii) of this Section 1(a) unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the action or omission was in the best interest of the Company or any of its subsidiaries or affiliates.

b.	Change in Control. “Change in Control” shall mean the occurrence of any of the following events:

i.

The Company acquires actual knowledge that any person, as such term is used in Sections 13(d) and 14(d)(2) of the Securities and Exchange Act of 1934 (the “Exchange Act”), other than an affiliate of the Company or an employee benefit plan established or maintained by the Company or any of its affiliates, is or becomes the beneficial owner (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of COMPANY representing more than 19.9% of the combined voting power of the Company’s then outstanding securities (a “Control Person”); provided that no person shall be considered a Control Person for purposes of this paragraph (i) if such person acquires in excess of 19.9% of the combined voting power of the Company’s then outstanding voting securities in violation of law and, by order of a court of competent jurisdiction, settlement or otherwise, subsequently disposes or is required to dispose of all Company securities acquired in violation of law.

ii.	Upon the first purchase of COMPANY’s common stock pursuant to a tender or exchange offer (other than a tender or exchange offer made by COMPANY or an employee benefit plan established or maintained by COMPANY or any of its affiliates).

iii.

Upon the approval by (a) COMPANY’s shareholders or, (b) if and only if the Bank is the Employer of the Executive for purposes of this Agreement, COMPANY as the sole holder of all of the issued and outstanding common stock of the Bank, of (A) a merger, combination, or consolidation of the COMPANY or the Bank with or into another entity (other than a merger or consolidation within the COMPANY corporate group, or a merger or consolidation, the definitive agreement for which provides that at least two-thirds of the directors of the surviving or resulting entity immediately after the transaction are Continuing Directors (as hereinafter defined) (a “Non-Control Transaction”)), (B) a sale or disposition of all or substantially all of the COMPANY’s or the Bank’s assets or (C) a plan of liquidation or dissolution of the COMPANY or the Bank (other than a plan of liquidation or dissolution of the Bank under which the business of the Bank would continue to be operated by COMPANY or a member of the COMPANY’s corporate group).

iv.

If during any period of two (2) consecutive years, individuals who at the beginning of such period constitute the board of directors of the COMPANY or the Bank, as the case may be, (the “Continuing Directors”) cease for any reason to constitute at least two-thirds thereof or, following a Non-Control Transaction, two-thirds of the board of directors of the surviving or resulting entity; provided that any individual whose election or nomination for election as a member of the board of directors of the COMPANY or the Bank, as the case may be, (or, following a Non-Control Transaction, the board of directors of the surviving or resulting entity) was approved by a vote of at least two-thirds of the Continuing Directors then in office shall be considered a Continuing Director.

v.

Upon a sale of (A) common stock of the COMPANY if after such sale any person (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) other than an employee benefit plan established or maintained by the COMPANY or an affiliate of the COMPANY, owns a majority of the COMPANY’s common stock or (B) all or substantially all of the COMPANY’s assets (other than in the ordinary course of business).

vi.

If and only if the Bank is the Employer of the Executive, upon a sale of (A) common stock of the Bank if after such sale any person (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) other than the COMPANY, an employee benefit plan established or maintained by the COMPANY, or any subsidiary or affiliate of the COMPANY, owns a majority of the Bank’s common stock or (B) all or substantially all of the Bank’s assets (other than in the ordinary course of business).

c.

Contract Period. “Contract Period” shall mean the period commencing on the day immediately preceding a Change in Control and ending on the earlier of (i) the second anniversary of the Change in Control, or (ii) the death of the Executive.

d.	Employer. “Employer” shall mean the Company and/or the Bank, whichever entity that shall employ the Executive from time to time.

e.

Good Reason. When used with reference to a voluntary termination by the Executive of his employment with the Employer, “Good Reason” shall mean any of the following, if taken without the Executive’s express written consent:

(1)	a material diminution in the Executive’s base compensation during the Contract Period;

(2)	a material diminution in the Executive’s authority, duties, or responsibilities during the Contact Period.

(3)

a material diminution in the authority, duties, or responsibilities of the supervisor to whom the Executive is required to report during the Contract Period, including a requirement that the Executive report to a corporate officer or employee instead of reporting directly to the board of directors of the Company;

(4)	a material diminution in the budget over which the Executive retains authority;

(5)

Any transfer by the Employer during the Contract Period of the Executive to another geographic location outside of New Jersey or a work location more than 25 miles from his office location immediately prior to a Change in Control, except for required travel on the Employer’s business to an extent substantially consistent with the Executive’s business travel obligations immediately prior to such  Change in Control; or

(6)	any other action or inaction that constitutes a material breach by the Employer of the agreement under which the Executive provides services.

2.

Employment. The Employer hereby agrees to employ the Executive, and the Executive hereby accepts employment, during the Contract Period upon the terms and conditions set forth herein. The Company and the Bank may, in the exercise of their sole discretion, transfer the Executive’s employment relationship from the Bank to the Company, or from the Company to the Bank, in which case the transferee employer shall be the Employer for all purposes of this Agreement. The transfer of the Executive’s employment relationship between the Bank and the Company shall not be deemed to be either an actual or constructive termination of the Executive or “Good Reason” for any purpose of this Agreement, and the Executive’s employment shall be deemed to have continued without interruption for all purposes of this Agreement.

3.

Job Position. During the Contract Period, the Executive shall be employed in the Officer Position with the Company and the Bank, or such other corporate or divisional profit center as shall then be the principal successor to the business, assets and properties of the Bank, with a comparable position title and comparable professional job duties, responsibilities and required experience and skill level as were in effect before the Change in Control. The Executive shall devote his full time professional effort and attention to the business of the Employer, and shall not, during the Contract Period, be engaged in any other business activity without the written consent of the Employer.

4.	Cash Compensation. The Employer shall pay to the Executive compensation for his services during the Contract Period as follows:

a.

Base Compensation. The base compensation shall be equal to not less than such annual compensation, including both salary and bonus, as was paid to or accrued by, or for the benefit of, the Executive in the twelve (12) months immediately prior to the Change in Control. The annual salary portion of base compensation shall be payable in installments in accordance with the Employer’s usual payroll method. The bonus shall be payable at the time and in the manner as to which the Employer paid such bonuses prior to the Change in Control. Any increase in the Executive’s annual compensation pursuant to paragraph 4(b) below, or otherwise, shall automatically and permanently increase the base compensation.

b.

Annual Increase. During the Contract Period, the Board of Directors of the Employer shall review not less than annually, the Executive’s compensation and shall award him or her additional compensation to reflect the Executive’s performance, the performance of the Employer and the Company corporate group, and competitive compensation levels, all as determined in the discretion of the Board of Directors of the Employer.

Additional compensation may take any form including but not limited to increases in annual salary, incentive bonuses and/or bonuses not tied to performance.

5.

Expenses and Fringe Benefits. During the Contract Period, the Executive shall be entitled to reimbursement for all business expenses incurred by him with respect to the business of the Employer in the same manner and to the same extent as such expenses were previously reimbursed to him immediately prior to the Change in Control. If prior to the Change in Control, the Executive was entitled to the use of an automobile, he shall continue to be entitled to the same use of an automobile at least comparable to the automobile provided to him prior to the Change in Control, and he shall be entitled to vacations and sick days, in accordance with the practices and procedures of the Employer, as such existed immediately prior to the Change in Control. During the Contract Period, the Executive also shall be entitled to hospital, health, medical and life insurance, and any other material benefits enjoyed, from time to time, by executive officers of the Employer, all upon terms as favorable as those enjoyed by other executive officers of the Employer. Notwithstanding anything in this section to the contrary, if the Employer adopts any change in the expenses allowed to, or fringe benefits provided for, executive officers of the Employer, and such policy is uniformly applied to all executive officers of the Employer, and any successor or acquirer of the Employer, if any, including the chief executive officer of such entities, then no such change in policy shall be deemed to be a violation of this provision.

6.

Termination for Cause. Either before or during the Contract Period, the Employer shall have the right to terminate the Executive for Cause, upon written notice to him of the termination, which notice shall specify the reasons for the termination. In the event of termination for Cause, the Executive shall not be entitled to any further benefits under this Agreement.

7.

Disability. During the Contract Period, if the Executive becomes permanently and totally disabled within the meaning of Section 22(e)(3) of the Code, or is unable to perform his duties hereunder for six consecutive months in any 18-month period, the Employer may terminate the employment of the Executive. In either event, the Executive shall not be entitled to any further benefits under this Agreement other than payments under any disability policy which the Employer may maintain for the benefit of its senior officers generally.

8.

Death Benefits. Upon the Executive’s death during the Contract Period, the Executive shall be entitled to the benefits of any life insurance policy or supplemental executive retirement plan paid for, or maintained by, the Employer, but his estate shall not be entitled to any further benefits under this Agreement.

9.

Termination without Cause or Resignation for Good Reason. The Employer may terminate the Executive without Cause during the Contract Period by giving the Executive not less than four weeks’ prior written notice to the Executive, and the Executive may resign within 90 days of the occurrence of a Good Reason event during the Contract Period upon giving not less than four weeks’ prior written notice to the Employer specifying the Good Reason. If the Employer terminates the Executive’s employment during the Contract Period without Cause or if the Executive resigns for Good Reason, the Employer shall, within the notice period, but not later than the date of termination of employment, pay the Executive a lump sum equal to 250% times the average of the annualized compensation, comprised of annualized salary and cash incentive or bonus compensation, paid or accrued to the Executive during the thirty-six month period (or such lesser number of months of actual employment) immediately prior to the

Change in Control (the “Lump Sum Payment”). Notwithstanding the foregoing, any notice of resignation for Good Reason during the Contract Period furnished by the Executive to the Employer shall not be effective prior to the date that is three months following the date of the Change in Control, and the Executive shall continue to work through such three month period, unless the Employer shall agree in writing to an earlier effective date of such resignation. For a period of eighteen months following the effective date of such termination of employment following a Change in Control, whether resulting from without Cause initiated by the Employer or for Good Reason initiated by the Executive, the Employer shall continue to provide the Executive with and pay the applicable premiums for medical and hospital insurance, disability insurance and life insurance benefits, as were provided and paid for at the time of the termination of his employment with the Employer; provided that, if at any time during such eighteen month period, the Executive becomes employed by another employer which provides one or more such benefits, the Employer shall, immediately and from the date when such benefits are made available to the Executive by the successor employer, be relieved of its obligation to provide such benefits to the extent such benefits are duplicative of what is provided to the Executive by the Executive’s new employer. The Executive shall not have a duty to mitigate the damages suffered by him in connection with the termination by the Employer of his employment without Cause or a resignation for Good Reason during the Contract Period. If the Employer fails to pay the Executive the Lump Sum Payment or to provide him with the benefits due under this section, the Executive, after giving ten (10) days’ written notice to the Employer identifying the Employer’s failure, shall be entitled to recover from the Employer all of his reasonable legal fees and expenses incurred in connection with his enforcement against the Employer of the terms of this Agreement. The Employer agrees to pay such legal fees and expenses to the Executive on demand. The Executive shall be denied payment of his legal fees and expenses only if a court finds that the Executive sought payment of such fees without reasonable cause and in bad faith.

Notwithstanding the foregoing, in the event that the Executive delivers written notice to the Employer of his or her termination of employment for Good Reason, the Employer will have a period of 30 calendar days during which the Employer may remedy the condition and not be required to pay the amount due to the Executive under this Section 9 and such termination of employment shall not be effective.

10.

Resignation without Good Reason. The Executive shall be entitled to resign from the employment of the Employer at any time during the Contract Period without Good Reason, but upon such resignation, the Executive shall not be entitled to any additional compensation for the time after which he ceases to be employed by the Employer, and shall not be entitled to any of the other benefits provided hereunder, except as may otherwise be provided by the terms of such plans or arrangements or in accordance with applicable law. No such resignation shall be effective unless in writing with four weeks’ notice thereof.

11.	Restrictions and Limitations on Executive Conduct.

a.

Non-Disclosure of Confidential Information. Except in the course of his employment with the Employer and in pursuit of the business of the COMPANY, the Bank or any of their subsidiaries or affiliates, the Executive shall not, at any time during or following the Contract Period, disclose or use for any purpose any confidential information or proprietary data of the COMPANY, the Bank or any of their respective subsidiaries or affiliates. The Executive agrees that, among other things, all information concerning the identity of, and the Company’s and the Bank’s relations with, their respective customers is confidential and proprietary information.

b.

Covenant Not to Compete. The Executive agrees that for a period of twelve months following termination of employment in conjunction with or after a Change in Control, the Executive shall not become employed or retained by, directly or indirectly, any FDIC insured depository institution whereby the Executive shall have a new work location that is within 15 miles of any branch or office of the Bank in existence as of the date of the Change in Control. The Executive acknowledges that the terms and conditions of this restrictive covenant are reasonable and necessary to protect the Company, its subsidiaries, its affiliates, and any successors in interest, and that the Employer’s tender of performance under this Agreement is fair, adequate and valid consideration in exchange for his promises under this subparagraph of this Agreement. The Executive further acknowledges that his knowledge, skills and abilities are sufficient to permit him to earn a satisfactory livelihood without violating the provisions of this subparagraph.

c.

Non-Solicitation of Business. The Executive agrees that for a period of one year following termination of employment in conjunction with or after a Change in Control, the Executive shall not contact (with a view toward selling any product or service competitive with any product or service sold or proposed to be sold by the Company, the Bank or any successors thereto (“Companies”)) any person, firm, association or corporation (a) to which the Companies sells any product or service, (b) which the Executive solicited, contacted or otherwise dealt with on behalf of the Companies, or

(c) which the Executive is otherwise aware is a client of the Companies. During such one-year period, the Executive will not directly or indirectly make any such contact, either for his own benefit or for the benefit of any other person, firm, association, or corporation.

d.

Non-Solicitation of Employees. The Executive agrees that for a period of one year following termination of employment in conjunction with or after a Change in Control, the Executive shall not contact, on his own behalf or on behalf of others, employ, solicit, or induce, or attempt to employ, solicit or induce, any employee of the Companies for purposes of employment or other business relationship with any other business entity, nor will the Executive directly or indirectly, on his behalf or for others, seek to influence any Companies’ employee to leave the employ of the Companies.

e.

Specific Performance. The Executive agrees that the COMPANY and the Bank do not have an adequate remedy at law for the breach of this Section 11 and agrees that he shall be subject to injunctive relief and equitable remedies as a result of any breach of this section. The invalidity or unenforceability of any provision of this Agreement shall not affect the force and effect of the remaining valid portions.

f.	Survival. This Section 11 shall survive the termination or resignation of the Executive’s employment during the Contract Period for any reason and the expiration of this Agreement.

12.	Term and Effect Prior to Change in Control.

a.

Term. Except as otherwise provided for hereunder, this Agreement shall commence on the date hereof and shall remain in effect for a period of two (2) years from the date hereof (the “Term”) or until the end of the Contract Period, whichever is later. The Term shall be automatically extended for an additional one (1) year period on each annual anniversary date hereof, unless the Board of Directors of the Employer then in office votes not to so extend such Term prior to each such annual anniversary date. The Executive shall be promptly notified of the passage of such a resolution on non-extension of such Term. In the event that the Contract Period shall not commence prior to the expiration of the Term of this Agreement, then this Agreement shall terminate upon the expiration of the Term, unless such Term shall be extended prior to its expiration.

b.

No Effect Prior to Change in Control. This Agreement shall not, in any respect, affect any rights of the Employer or the Executive prior to a Change in Control, nor shall this Agreement affect or limit any rights of the Executive granted in accordance with any other agreement, plan or arrangements. The rights, duties and benefits provided hereunder shall only become effective upon the occurrence of a Change in Control, as defined in this Agreement. If the employment of the Executive by the Employer is terminated for any reason in good faith prior to a Change in Control, this Agreement shall thereafter be of no further force and effect.

13.

Limitations under Section 280G. Notwithstanding the forgoing, all sums payable hereunder shall be reduced in such manner and to such extent so that no such payments made hereunder when aggregated with all other payments to be made to the Executive by the Company and the Bank shall be deemed an “excess parachute payment” in accordance with Section 280G of the Internal Revenue Code of 1986, as amended (“Code”), and thereby subjecting the Executive to the excise tax provided at Section 4999(a) of the Code.

14.

Release in Favor of the Company Corporate Group as a Condition Precedent. As a condition precedent to any actual payment by the Employer to the Executive of any amount otherwise payable under Section 9 of this Agreement, the Executive must execute and deliver a full release in favor of the Company, the Bank, their respective affiliates and subsidiaries, and their respective officers and directors, which release shall (i) be in form and content which is fully compliant with all of those provisions of law to which the release pertains, and reasonably satisfactory to counsel to the Employer; (ii) cover all actual or potential claims arising from the Executive’s employment by the Employer and the termination of such employment; and (iii) be prepared, reviewed and executed in a manner which is consistent with all requirements of law, including, without limitation, the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act.

15.

Severance Compensation and Benefits not in Derogation of Other Benefits. Subject only to those particular terms of this Agreement to the contrary, the payment or obligation to pay any monies, or the granting of any benefits, rights or privileges to the Executive as provided in this Agreement shall not be in lieu or derogation of the rights and privileges that the Executive now has or will have under any plans or programs of the Employer.

16.

Miscellaneous. This Agreement shall be the joint and several obligation of the Company, the Bank and any acquiring entity(ies) which assumes the obligations of the Company and the Bank under this Agreement. The terms of this Agreement shall be governed by, and interpreted and construed in accordance with the provisions of, the laws of New Jersey and, to the extent applicable, Federal law. Except as specifically set forth in this Agreement, this Agreement supersedes all prior agreements and understandings with respect to the matters covered hereby. The amendment or termination of this Agreement may be made only in a writing executed by the Company, the Bank and the Executive, and no amendment or termination of this Agreement shall be effective unless and until made in such a writing. This Agreement shall be binding to the extent of its applicability upon any successor (whether direct or indirect, by purchase, merge, consolidation, liquidation or otherwise) to all or substantially all of the assets of the Company or the Bank. This Agreement is personal to the Executive, and the Executive may not assign any of his rights or duties hereunder, but this Agreement shall be enforceable by the Executive’s legal representatives, executors or administrators. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. The Company or the Bank, as the case may be, shall, as part of any Change in Control involving an acquiring entity or successor to the Company or the Bank, obtain an enforceable assumption in writing by (i) the entity which is the acquiring entity or successor to the Company or the Bank, as the case may be, in the Change in Control and, (ii) if the acquiring entity or successor to the Company or the Bank, as the case may be, is a bank, the holding company parent of the acquiring entity or successor, of this Agreement and the obligations of the Company or the Bank, as the case may be, under this Agreement, and shall provide a copy of such assumption to the Executive prior to any Change in Control.

17.	Regulatory Matters.

Notwithstanding anything herein to the contrary, any payments made to the Executive pursuant to the Agreement, or otherwise, shall be subject to and conditioned upon compliance with 12 USC § 1828(k) and FDIC Regulation 12 CFR Part 359, Golden Parachute Indemnification Payments promulgated thereunder.

18.	Section 409A Compliance.

a.

This Agreement shall be amended to the extent necessary to comply with Section 409A of the Code and regulations promulgated thereunder. Prior to such amendment, and notwithstanding anything contained herein to the contrary, this Agreement shall be construed in a manner consistent with Section 409A of the Code and the parties shall take such actions as are required to comply in good faith with the provisions of Section 409A of the Code such that payments shall not be made to the Executive at such time if such payments shall subject the Executive to the penalty tax under Code Section 409A, but rather such payments shall be made by the Bank to the Executive at the earliest time permissible thereafter without the Executive having liability for such penalty tax under Code Section 409A.

b.

If and to the extent termination payments under this Agreement constitute deferred compensation within the meaning of Code Section 409A and regulations promulgated thereunder, and if the payment under Section 9 does not qualify as a short-term deferral under Code Section 409A and Treas. Reg. §1.409A-1(b)(4) (or any similar or successor provisions), and the Executive is a Specified Employee within the meaning of Section

409A of the Code and regulations promulgated thereunder, then the payment of such termination payments that constitute deferred compensation under Section 409A shall comply with Code Section 409A(a)(2)(B)(i) and the regulations thereunder, which generally provide that distributions of deferred compensation (within the meaning of Code Section 409A) to a Specified Employee that are payable on account of Termination of Employment may not commence prior to the six (6) month anniversary of the Executive’s Termination of Employment (or, if earlier, the date of the Executive’s death). Amounts that would otherwise be distributed to the Executive during such six (6) month period but for the preceding sentence shall be accumulated and paid to the Executive on the 185th day following the date of the Executive’s Termination of Employment.

“Specified Employee” means, for an applicable twelve (12) month period beginning on April 1, a key employee (as described in Code Section 416(i), determined without regard to paragraph (5) thereof) during the calendar year ending on the December 31 immediately preceding such April 1.

“Termination of Employment” shall have the same meaning as “separation from service”, as that phrase is defined in Code Section 409A (taking into account all rules and presumptions provided for in the Code Section 409A regulations).

c.	Notwithstanding the six-month delay rule set forth in Section 18b. above:

(i)

To the maximum extent permitted under Code Section 409A and Treas. Reg. §1.409A-1(b)(9)(iii) (or any similar or successor provisions), the Employer will pay the Executive an amount equal to the lesser of the maximum amount that may be taken into account under a qualified plan pursuant to Code Section 401(a)(17) for the year in which the Executive’s Termination of Employment occurs, and (2) the sum of the Executive’s annualized compensation based upon the annual rate of pay for services provided to the Employer for the taxable year of the Executive preceding the taxable year of the Executive in which his Termination of Employment occurs (adjusted for any increase during that year that was expected to continue indefinitely if the Executive had not had a Termination of Employment); provided that amounts paid under this Section 18c. must be paid no later than the last day of the second taxable year of the Executive following the taxable year of the Executive in which occurs the Termination of Employment and such amounts paid will count toward, and will not be in addition to, the total payment amount required to be made to the Executive by the Employer under Section 9b. and

(ii)

To the maximum extent permitted under Code Section 409A and Treas. Reg. §1.409A-1(b)(9)(v)(D) (or any similar or successor provisions), within ten (10) days of the Termination of Employment, the Employer will pay the Executive an amount equal to the applicable dollar amount under Code Section 402(g)(1)(B) for the year of the Executive’s Termination of Employment; provided that the amount paid under this Section 18c. will count toward, and will not be in addition to, the total payment amount required to be made to the Executive by the Employer under Section 9b.

d.

To the extent that any reimbursements or in-kind payments are subject to Code Section 409A, then such expenses (other than medical expenses) must be incurred before the last day of the second taxable year following the taxable year in which the termination occurred, provided that any reimbursement for such expenses be paid before the Executive’s third taxable year following the taxable year in which the termination occurred. For medical expenses, to the extent the Agreement entitles the Executive to reimbursement by the Employer of payments of medical expenses incurred and paid by the Executive but not reimbursed by a person other than the Employer and allowable as a deduction under Code Section 213 (disregarding the requirement of Code Section 213(a) that the deduction is available only to the extent that such expenses exceed 7.5 percent of adjusted gross income), then the reimbursement applies during the period of time during which the Executive would be entitled (or would, but for the Agreement, be entitled) to continuation coverage under a group health plan of the Bank or the Company under Code Section 4980B (COBRA) if the Executive elected such coverage and paid the applicable premiums.

                          IN WITNESS WHEREOF, the Company and the Bank have caused this Agreement to be signed by their respective duly authorized representatives pursuant to the authority of their respective Boards of Directors, and the Executive has personally executed this Agreement, all as of the day and year first written above.

ATTEST:	PARKE BANK

_____________________________	______________________________________
Secretary	BY:

ATTEST:	PARKE BANCORP, INC.

_____________________________	______________________________________
Secretary	BY:

WITNESS:	EXECUTIVE:

_____________________________	______________________________________